AGE Investment Co.
                          730 Fifth Avenue, 9th Avenue
                          New York, New York 10019-4106

                                Tel: 800-992-8616
                                Fax: 316-688-0998

Via Fax

                               September 23, 1996

James Tilton, President
OMAP Holdings Corporation
82-66 Austin Street
Jamaica, New York 11415

         Re: Warrant Purchase Agreement

Dear James:

         Per our discussions, AGE Investment Co. desires to acquire 2,000,000 Class "A" Common Stock Purchase warrants, each exercisable at $0.3750 for one common share of OMAP Holdings, Inc., 2,000,000 Class "B" Common Stock Purchase warrants, each exercisable at $0.50 for one common share, 1,000,000 Class "C" Common Stock Purchase Warrants, each exercisable $.75 for one common share and 1,000,000 Class "D" Common Stock Purchase Warrants, each exercisable at $1.00 for one common share if 100% of the "A" Warrants are exercised OMAP will receive gross warrant proceeds of $750,000. If 100% of the "B" Warrants are exercised OMAP will receive and additional $1,000,000 in gross warrant proceeds. If 100% of the Class "C" Warrants are exercised OMAP will receive an additional $750,000 in gross warrant proceeds. If 100% of the Class "D" Warrants are exercised OMAP will receive an additional $1,000,000. If 100% of all 6,000,000 Warrants are exercised OMAP will receive a total of $3,500,000 in gross warrant offering proceeds.

         We would like the Warrants to expire as follows: Class "A" and Class "B" to expire one year from the date of registration effectiveness and Class "C" and Class "D" to expire two years from date of registration effectiveness.

         AGE Investment Co. will agree to purchase all 6,000,000 warrants for $6,000.00 cash. We will wire transfer the $6,000.00 cash tomorrow morning if OMAP executes this Warrant Purchase Agreement today and agrees to have legal counsel prepare the warrant agreements within the next 72-hours. In addition, OMAP shall agree to use its best efforts to immediately file a registration statement covering all 6,000,000 warrants and the 6,000,000 common shares underlying the warrants, all at OMAP's expenses.

          The number of warrants and the exercise price of the warrants are to be as adjusted for any forward or reverse stock splits during the next three years.

         AGE Investment Co. will favorably consider exercising these warrants depending on the company's ability to make acquisition, increase its revenues and, more importantly, the increasing of earnings as per our discussions of you earnings projections.

         We are not acquiring these warrants with a view to re-sell them or to make a distribution as defined under the Securities Acts.

          If OMAP Holdings, Inc. agrees to these terms and conditions, please indicate your acceptance and agreement by executing this letter below and by returning a copy via fax to us today.

                                                     Very truly yours,

                                                     AGE Investment Co.


                                            By:      /s/ Edward B. Williamson

Agreed and Accepted:

OMAP HOLDINGS, INC.



   /s/ James Tilton
James Tilton, President